Exhibit 99.1

TERMINATION
OF
CORPORATE SERVICES AGREEMENT

This Termination of Corporate Services Agreement, made effective as of August 31, 2009 (this “Termination Agreement”), is entered into by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”), and Cal Dive International, Inc., a Delaware corporation (“Cal Dive”).

WHEREAS, Cal Dive made an initial public offering (“IPO”) of shares of Cal Dive common stock pursuant to a registration statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended, which was consummated on December 19, 2006;

WHEREAS, in connection with the IPO, Helix and Cal Dive entered into a Corporate Services Agreement dated effective as of December 14, 2006 (the “Corporate Services Agreement”), pursuant to which Helix and Cal Dive agreed to provide to each other, on the terms stated therein, certain administrative and support services and other assistance to each other after the IPO and the Separation (as defined in the Corporate Services Agreement; capitalized terms used and not defined herein shall have the meanings given them in the Corporate Services Agreement);

WHEREAS, Schedule A to the Corporate Services Agreement describes the various Services that each of the Helix Group and the Cal Dive Group shall provide to the other, and the Services Charges therefor;

WHEREAS, Helix and Cal Dive amended the Corporate Services Agreement effective as of January 1, 2007 to substitute a revised Schedule A for the Schedule A that was originally attached to and made part of the Corporate Services Agreement (the “First Amendment”);

WHEREAS, Helix and Cal Dive further amended the Corporate Services Agreement effective as of January 1, 2008 to substitute a further revised Schedule A for the Schedule A that was attached to and made a part of the First Amendment (the “Second Amendment”);

WHEREAS, Helix and Cal Dive further amended the Corporate Services Agreement effective as of January 1, 2009, to substitute a further revised Schedule A for the Schedule A that was attached to and made part of the Second Amendment (the “Third Amendment”);

WHEREAS, on January 28, 2009 Helix completed a private sale to Cal Dive of 13,564,669 shares of Cal Dive common stock, and on June 10 and 18, 2009 Helix completed a secondary public offering of 20,000,000 firm shares and 2,600,000 optional shares of Cal Dive common stock, and on June 10, 2009 Helix completed a private sale to Cal Dive of an additional 1,647,058 shares of Cal Dive common stock; all of which resulted in a decrease in Helix’s ownership percentage of Cal Dive common stock to below 50% and thus, the occurrence of the “Trigger Date” under the Corporate Services Agreement; and

WHEREAS, the parties are in agreement that the Services are no longer required by either Party following the Trigger Date;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Notwithstanding any other or longer Termination Date specified in the Corporate Services Agreement, the Third Amendment, or any Appendix thereto, and pursuant to Section 9.1(a)(2) of the Corporate Services Agreement, the Corporate Services Agreement and all Services provided thereunder, shall be, and are hereby, terminated effective as of August 31, 2009 (the “Termination Date”).

2.

In accordance with Sections 9.2, 5.1(b) and 7.6 of the Corporate Services Agreement, Helix shall invoice Cal Dive for all final Service Charges due and owing for Services provided through August 31, 2009 no later than September 30, 2009, and Cal Dive will pay the amount of such invoice (excluding any amount contested in good faith) on or before October 15, 2009.  Except for such payment obligation and any other obligations which survive the termination effected by this Termination Agreement pursuant to Sections 7.6 and 9.3 of the Corporate Services Agreement, the Corporate Services Agreement shall have no further force and effect following the Termination Date.

IN WITNESS WHEREOF, the parties have caused this Termination of Corporate Services Agreement to be executed by their respective duly authorized officers.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Bart Heijermans
Bart Heijermans Executive Vice President and Chief Operating Officer

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Quinn J. Hébert
Quinn J. Hébert President and Chief Executive Officer